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                                                                    EXHIBIT 10.5


                                              DRAFT FOR DISCUSSION PURPOSES ONLY

                              EMPLOYMENT AGREEMENT

                                RICHARD BIZZARO

                                    PARTIES

                 This Employment Agreement (this "Agreement") dated as of January 1, 1997, is entered into by and between Weider Nutrition International, Inc., a Delaware corporation with offices at 1960 South 4250 West, Salt Lake City, Utah 84104-4836 (the "Company") and Richard Bizzaro residing at 5304 Mountain Meadows Lane, Park City, Utah 84098 ("Executive").

                               TERMS OF AGREEMENT

                 In consideration of the mutual covenants in this Agreement, the parties agree as follows:

         1. Definitions. For purposes of this Agreement, the terms listed below shall be defined as indicated.

                          Affiliate:  A domestic or foreign business entity
controlled by, controlling, under common control with, or in joint venture with, the Company.

                          Annual Bonus:  See section 3.2

                          Base Salary:  See section 3.1

                          Board:  The Board of Directors of the Company.

                          Confidential Information:  All secret proprietary
information of the Company and its Affiliates, not otherwise publicly disclosed, whether or not discovered or developed by Executive, known by Executive as a consequence of Executive's employment with the Company at any time (including prior to the commencement of this Agreement) as an employee or agent. Without limiting the generality of the foregoing, such proprietary information shall include (a) customer lists; (b) acquisition, expansion, marketing, financial and other business information and plans; (c) research and development; (d) computer programs; (e) sources of supply; (f) identity of specialized consultants and contractors and confidential information developed by them for the Company and its Affiliates; (g) purchasing, operating and other cost data; (h) special customer needs, cost and pricing data; (i) manufacturing methods; (j) quality control information; (k) inventory techniques; (l) employee information; any of which information is not generally known in the industries in





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which the Company and its Affiliates are conducting business or shall at any time during Executive's Employment conduct business including (without limitation) the nutraceutical industry. Confidential Information also includes the overall business, financial, expansion and acquisition plans of the Company and its Affiliates, and includes information contained in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified by the Company and its Affiliates as Confidential Information, as well as information which is the subject of meetings and discussions and not so recorded.

                          Developments:  Those discoveries, inventions,
improvements, advances, methods, practices and techniques, concepts and ideas, whether or not patentable, relating to or arising out of Executive's employment activities with the Company and/or the Products.

                          Employment Period:  The period from the date of this
Agreement through May 31, 2002, except as terminated earlier as provided in this Agreement.

                          Final Termination:  See section 7.4

                          Inventions:  Those discoveries, developments,
concepts and ideas, whether or not patentable, relating to the present, future and prospective activities and Products and Services of the Company and its Affiliates, which such activities and Products and Services are known to Executive by virtue of Executive's employment with the Company and its Affiliates.

                          Products and Services:  All products or services
sold, rented, leased, rendered or otherwise made available to its customers by the Company and its Affiliates, or otherwise the subject of the business of the Company and its Affiliates.

         2. Employment. Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as the Chief Executive Officer and President of the Company and agrees to perform to the best of Executive's ability, experience and talent those acts and duties and to furnish those services to the Company and its Affiliates in connection with and related to such position as the Company's Board of Directors shall from time to time direct, provided such acts and directives are consistent with the duties of an executive officer. Executive shall use Executive's best and most diligent efforts to promote the interests of the Company and its Affiliates.

                 During the Employment Period, Executive's principal place of employment shall be located at the Company's principal place of business or principal executive office, wherever located as designated from time-to-time by the Board so long as such locations are within the States of Utah or California. Executive shall be provided with secretarial services, an office and similar support services and facilitates as appropriate to Executive's position and responsibilities and of at least substantially the same quality as provided to Executive on the date of this Agreement.

         3.      Compensation and Benefits; Disability.

                          3.1  Salary.  During the Employment Period, the
Company shall pay





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Executive a Base Salary specified below payable in equal installments pursuant to the Company's customary payroll policies in force at the time of payment (but in no event less frequently than monthly), less required payroll deductions:

                 1/1/97 to 5/31/97                                  $125,000
                 6/1/97 to 5/31/98                                  $325,000
                 6/1/98 to 5/31/99                                  $350,000
                 6/1/99 to 5/31/00                                  $375,000
                 6/1/00 to 5/31/01                                  $400,000
                 6/1/01 to 5/31/02                                  $425,000

                          3.2     Annual Bonus.  In addition to Executive's
Base Salary, during the Employment Period Executive shall be eligible to participate in a Bonus Plan established by the Board or the Board's Compensation Committee for senior executives. The Bonus Plan will correspond to the Company's fiscal year and payments under the Bonus Plan shall be paid to Executive within 120 days after the end of the Company's fiscal year.

                          3.3     Maximum Bonus.  The Bonus for any fiscal year
shall be limited to 150% of Executive's Base Salary for that year.

                          3.4     Stock Options.  Executive shall be granted
an option to purchase such number of shares of the common stock of the Company specified on schedule 3.4.

                          3.5     Other Benefits.  Executive shall be entitled,
during the Employment Period, to participate in any pension, life insurance, health insurance or hospital plans or other fringe benefits or benefit plans presently in effect and hereafter maintained by the Company for senior executives.

                          3.6     Vacation.  Executive may take vacation during
each year as shall be consonant with Executive's responsibilities (in the Company's judgment) and with the Company's vacation schedule and policies for senior executives. Executive shall be entitled to such amount of vacation time as is the current Company policy for senior executives.

                          3.7     Expenses.  Pursuant to the Company's
customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly incurred by Executive on the Company's behalf in the performance of Executive's duties hereunder.

                          3.8     Disallowances.  Any payments made to
Executive such as interest or entertainment expenses incurred by Executive, which shall be disallowed in whole or in part as a deductible expense by the Internal Revenue Service, shall be reimbursed by Executive to the Company to the full extent of such disallowance. In lieu of payment by Executive, subject to the determination of the Board, proportionate amounts





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may be withheld from Executive's future compensation payments until the amount owed to the Company has been recovered.

                          3.9     Exclusive Compensation.  In respect of
services rendered to the Company, Executive shall receive only the compensation set forth in this Section 3.

                          3.10    Disability.  If, during the Employment
Period, Executive shall become ill, disabled, or otherwise incapacitated so as to be unable regularly to perform Executive's usual duties for a period in excess of 180 total days during any consecutive 12 months, then the Company shall have the right to terminate this Agreement on 10 days' notice to Executive. In the event of the termination of the employment of Executive as a result of Executive's Disability, notwithstanding the termination of the Employment Period as provided in section 3, Executive's Base Salary and medical benefits for Executive and his spouse, if any, shall be paid for one (1) year after such termination, provided, however, that such payments shall be reduced to the extent, if any, that Executive receives disability or medical benefits payments pursuant to an insurance policy maintained by and at the expense of the Company.

                 4. Termination of Employment Period. The Employment Period shall continue through May 31, 2002 unless terminated prior to such date by the earliest of (a) Executive's discharge for cause pursuant to section 5.1,
(b) Executive's discharge without cause pursuant to section 6, (c) Executive's death or (d) Executive's termination because of disability, pursuant to section
3.10 or (e) termination of this Agreement by Executive pursuant to section 5.2. If Executive shall remain in the employ of the Company beyond the Employment Period without any written agreement between the parties, this Agreement shall be deemed to continue on a month-to-month basis and either party shall have the right to terminate this Agreement at the end of any ensuing calendar month on written notice of at least 30 days. In all events, the post employment provisions of section 7 shall survive termination of the Employment Period.

                 5.       Termination for Cause.

                          5.1     By Company.  The Company may discharge
Executive and terminate this Agreement for cause. As used in this section, "cause" shall mean any one or more than one of the following:
                                  (a) Gross or willful misconduct of Executive during (i) the Employment Period or (ii) at any time during Executive's employment by the Company prior to the date of this Agreement if not disclosed prior to that date;
                                  (b) Executive's conviction of a fraud or felony during the Employment Period;
                                  (c) Failure to follow lawful instructions of the Board consistent with Executive's duties as a senior executive;
                                  (d) drug or alcohol abuse; or
                                  (e) any breach of any of the terms of this Agreement





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Upon discharge of Executive for cause, the Company shall be relieved and discharged of all obligations to make payments to Executive which would otherwise be due under this Agreement, except as to Base Salary earned for actual services rendered prior to the date of discharge.

                          5.2     By Executive.  Executive may terminate this
Agreement for cause. As used in this section 5.2, "cause" shall mean the Company's breach of any of the terms of this Agreement.

                          5.3     Termination on Executive's Death.
This Agreement and the Employment Period shall terminate, and the Company, shall be relieved and discharged of all obligations to make further payment to Executive after the date of the death of Executive, except as to salary earned for actual services rendered prior to the date of the death of Executive and continuation of medical and health benefits for Executive's spouse, if any, for one (1) year.

                 6.       Termination Without Cause.  The Company may, on
30 days written notice to Executive, terminate this Agreement without cause at any time during the Employment Period, on condition that the Company shall make payments to Executive, as liquidated damages in lieu of all other claims, of an amount equal to two times Executive's Base Salary and Annual Bonus for the prior year. Such amount shall be paid in twenty-four equal monthly installments. The Company shall have no obligation to make such payments in the event of a breach by Executive of Executive's covenants in section 7.

                 7.       Inventions, Confidential Information and Related
Matters.

                          7.1  Assignment of Inventions.  All Inventions
which are at any time made by Executive, acting alone or in conjunction with others, including those made (a) during Executive's employment under this Agreement, or (b) any extensions or modifications hereof, or (c) if based on or related to any Confidential Information, made by Executive within one year after the termination of such employment, whichever shall occur later, shall be the property of the Company and its Affiliates. Executive agrees that Executive shall, at the cost and expense of the Company and its Affiliates, execute formal application for U.S. and other patents, and also do all other acts and things (including, among others, the execution and delivery of instruments of further assurance or confirmation) deemed by the Company and its Affiliates to be necessary or desirable at any time to perfect the full assignment to the Company and its Affiliates of Executive's right and title (if any) to such Inventions,

                          7.2  Restrictions on Use and Disclosure.  Except as
required by Executive's duties hereunder, Executive shall never, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information or Inventions without the prior written consent of the Board. Nothing in this section shall prevent disclosure of information which has been completely disclosed in a published patent or other integrated publication of general circulation, nor shall this section govern the right to use Inventions for which a patent may have issued.





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                          7.3  Return of Documents and Materials.  Upon
termination of Executive's employment, Executive shall forthwith deliver to the Company all procedural manuals, guides, specifications, formulas, plans, drawings, designs and similar materials, records, notebooks and similar repositories of or containing Confidential Information and Inventions, including all copies, then in Executive's possession or control, whether prepared by Executive or others, as well as all other Company property in Executive's possession or control.

                          7.4  Competitive Activities.  From the date
hereof and (a) during the term of this Agreement and (b) thereafter until "Final Termination", which shall be the later of termination of Executive's services as an employee or termination of any post employment payments (other than payments arising from the Company's Executive Retirement Plan) under this Agreement, Executive shall not, without the prior written approval of the Board, directly or indirectly, within the territorial United States, become an employee or consultant or otherwise render services to, lend funds to, serve on the board of, invest in (other than as a 1% or less shareholder of a publicly-traded corporation) or guarantee the debts of, any business organization that competes with the Company in those businesses in which the Company and its majority owned Affiliates is engaged during the term of this Agreement. The Company may in its sole discretion give Executive written approval to engage in such activities or render such services after termination of this Agreement if Executive and such prospective firm or business organization gives the Company written assurances, satisfactory to the Board in its sole discretion, that the integrity of the Confidential Information, the Inventions and the good will of the Company and its majority owned Affiliates will not be jeopardized by such employment. Executive shall, for a period of 12 months after Final Termination notify the Company of any change in address and identify each subsequent employment or business activity in which Executive shall engage during such 12 months, stating the name and address of the employer or business organization and the nature of Executive's position.

                          7.5  Solicitation of Executives.  From the date
hereof until 24 months after Final Termination, Executive shall not, without the prior written approval of the Board of the Company, directly or indirectly, solicit, raid, entice or induce any person who presently is or at any time during the term hereof shall be an employee of the Company or its majority owned Affiliates and who was or is eligible for a grant under the Company's 1997 Equity Participation Plan or any successor plan, to become employed by any other person, firm or corporation in any business in competition with the Company.

                 8. No Other Contracts. Executive represents and warrants that neither the execution and delivery of this Agreement by Executive nor the performance by Executive of Executive's obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, indenture or contract to which Executive is a party or by which Executive is bound, nor shall the execution and delivery of this Agreement by Executive or the performance of Executive's duties and obligations hereunder give rise to any claim or charge against either Executive or the Company based upon any other contract, indenture or agreement to which Executive is a party or by which Executive is bound.





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                 9.       Notices.  Any notices or communication given
by any party hereto to the other party shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid. Notices shall be addressed to the parties at the addresses set forth above. Mailed notices shall be deemed given when received. Any person entitled to receive notice may designate in writing, by notice to the others, such other address to which notices to such party shall thereafter be sent.

                 10.  Miscellaneous.

                          10.1  Entire Agreement.  Except for the Company's
Stock Option Plans pursuant to which Executive has been granted options and the Company's Executive Retirement Plan, this Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior oral and written agreements and understandings between the parties with respect to such subject matter.

                          10.2  Amendment; Waiver.  This Agreement may not be
amended, supplemented, cancelled or discharged, except by written instrument executed by the party affected thereby. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any preceding or succeeding breach of this Agreement.

                          10.3  Binding Effect; Assignment.  The rights
and obligations of this Agreement shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties; Executive's rights or obligations under this Agreement may not be assigned by Executive.

                          10.4    Headings.  The headings contained in this
Agreement (except those in Section [1]) are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                          10.5    Governing Law; Interpretation.  This
Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of Utah applicable to contracts executed and to be wholly performed within such State. Service of process in any dispute shall be effective (a) upon the Company, if served on any senior executive of the Company; (b) upon Executive, if served at Executive's residence last known to the Company. Executive acknowledges that breach of sections 7.1 through 7.5 would entail irreparable injury and that, in addition to the Company's other express and implied remedies, the Company shall be entitled to injunctive and other equitable relief to prevent any actual, intended or likely such breach.

                          10.6    Further Assurances.  Each party agrees at any
time, and from time-to-time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary, and/or proper to carry out the provisions and/or intent of this Agreement.





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                          10.7    Gender; Singular/Plural.  In this Agreement,
the use of one gender (e.g., "he", "she" and "it") shall mean each other gender; and the singular shall mean the plural, and vice versa, all as the context may require.

                          10.8    Severability.  The parties acknowledge that
the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties stipulate as follows: if any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; further, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

                          10.9    Counterparts.  This Agreement may be
executed in two or more counterparts, each of which will be deemed an original.

                                   EXECUTION

                 The parties, intending to be legally bound, executed this Agreement as of the date first above written, whereupon it became effective in accordance with its terms.


Attest:

________________________                   By:__________________________
Witness:


________________________                   _____________________________





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                                  Schedule 3.4



                 Options to acquire 220,000 shares of Class A Common Stock pursuant to the Company's 1997 Equity Plan.





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